Morgan Stanley New York Quality Municipal Securities
Item 77(o) 10f-3 Transactions
October 1, 2000- March 31, 2001


Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker
NYC
Municipal
Water
Finance
Authority




12/11/00




$95.765




$3,000,000




3.16%




$68,675,000




4.37%



First
Albany

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